Exhibit 10(mmmm)

FPIC INSURANCE GROUP, INC.

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

Dated December 14, 2005

This Amended and Restated Employment Agreement is made and entered into on December 14, 2005, by and between FPIC Insurance Group, Inc., a Florida corporation, with its principal place of business at 225 Water Street, Suite 1400, Jacksonville, Florida 32202 (hereinafter referred to as “Employer”), and Charles Divita, III, an individual presently residing at 549 S. Bridge Creek Drive, Jacksonville, Florida 32259 (hereinafter referred to as “Employee”).

WITNESSETH:

WHEREAS, Employer desires to retain the services of Employee as the Senior Vice President Operations and Strategy until December 31, 2005, and the Chief Financial Officer beginning January 1, 2006, and Employee desires to perform such services for Employer on the terms and conditions set forth herein;

WHEREAS, Employee represents and Employer acknowledges that Employee is fully qualified, without the benefit of any further training or experience, to perform the responsibilities and duties, with commensurate authorities, of the position of the Senior Vice President Operations and Strategy and the Chief Financial Officer; and

WHEREAS, Employee agrees to devote Employee’s full time and business effort, attention and energies to the diligent performance of Employee’s duties hereunder;

NOW, THEREFORE, Employer and Employee, intending to be legally bound, covenant and agree as follows:

1)	Terms of Employment.

a)
Employee's employment hereunder shall be for an initial term beginning July 26, 2004 and ending December 31, 2006, which term shall be extended for an additional calendar year at the end of each calendar year, commencing with the calendar year ending December 31, 2005, upon Employer's Board of Directors (from time to time herein referred to as the "Board”), or a committee thereof, giving notice to Employee prior to the end of such calendar year that it wishes to extend this Amended and Restated Employment Agreement for an additional calendar year.

b)
In the event Employer does not give notice to Employee prior to the end of any calendar year, commencing with the calendar year ending December 31, 2004, that it wishes to extend this Amended and Restated Employment Agreement as specified in subparagraph 1(a) above, Employee may voluntarily terminate Employee’s employment under this Amended and Restated Employment Agreement by thereafter giving at least ninety (90) days written notice to Employer. Following the effective date of such voluntary termination, Employee shall continue to receive Employee’s annual salary, payable as immediately prior to termination, plus all benefits to which Employee is then entitled under subparagraph 2(e) below, for the balance of the term of this Amended and Restated Employment Agreement; provided, that if Employer is unable to continue to provide any such benefits to Employee at substantially the same cost it would incur were Employee still employed by Employer (the “Benefit Cost”), Employer shall have the right to pay Employee the Benefit Cost of such benefits in lieu of continuing to provide such benefits to Employee. It is provided, however, if Employee directly or indirectly engages in or acts as an employee of or consultant for any trade or occupation that is in competition with Employer, such salary and benefits shall thereupon terminate.

c)
The duties of Employee shall be as determined by the Board in accordance with this Amended and Restated Employment Agreement and the By-Laws of Employer in effect from time to time. Employee agrees to devote Employee’s full time business efforts, attention and energies to the diligent performance of Employee’s duties hereunder and will not, during the term hereof, accept employment, full or part-time, from any other person, firm, corporation, governmental agency or other entity that, in the reasonable opinion of the Board, would conflict with or detract from Employee’s capable performance of such duties, provided, however, Employee may devote reasonable amounts of time to activities of a public service, civic, or not-for-profit nature.

2)
Compensation and Expenses. Employer shall pay, or provide, and Employee shall accept as full consideration for the services to be rendered hereunder, and as a reimbursement or provision for expenses incurred by Employee, the following:

a)
An annual salary of $185,500 payable in twenty-six (26) equal payments during each annual period of this Amended and Restated Employment Agreement; provided, however, that effective January 1 of each year beginning in 2005, Employee’s annual compensation shall be increased in accordance with the provision for salary increases set forth in paragraph (b) below. Employee's minimum total compensation, which in no event may be reduced in whole or in part, shall be the annual salary at the rate of compensation received by Employee for any given period of time or at the time of Employee's termination.

b)	Annual performance reviews will determine annual salary increases to which Employee becomes entitled, effective January 1, 2005, based upon Employer's then current Compensation Program.

c)
Incentive compensation payable with respect to each year beginning with the year 2005 based on Employee's individual performance and the performance of Employer for such year pursuant to Employer's then current Executive Incentive Compensation Program.

d)	Any additional compensation payable by resolution of the Board for outstanding performance.

e)
Such benefits as may be made available from time to time to senior management employees of Employer, but at no time less than: (i) an automobile allowance of $450 per month and (ii) initiation fees, dues and assessments of membership in a club of Employee’s choice, as reasonably approved by Employer's Board or an appropriate committee thereof.

3)
Expenses. Employer agrees to reimburse Employee for ordinary and necessary expenses incurred by Employee in performing services for Employer pursuant to the terms of this Amended and Restated Employment Agreement, in accordance with established corporate policies and legal requirements.

4)
Termination. Unless the employment of Employee previously has been terminated pursuant to subparagraph 1(b), this Amended and Restated Employment Agreement may be terminated in the manner set forth in subparagraphs (a) through (f) below.

a)	Voluntary Termination by Employee.

Employee may terminate this Amended and Restated Employment Agreement at any time by giving at least ninety (90) days written notice to Employer, with no further obligation on Employer's part under this Agreement after the effective date of such termination.

b)	Voluntary Termination by Employer.

Employer may terminate this Amended and Restated Employment Agreement at any time for any reason sufficient to it, by act of its Board. Such termination shall be immediately effective. Following such voluntary termination, Employee shall continue to receive Employee’s annual salary, payable as immediately prior to termination, together with any benefits accrued to the date of termination, plus all benefits to which Employee is then entitled under subparagraph 2(e) above, for the balance of the then current Amended and Restated Employment Agreement; provided, that if the Employer is unable to continue to provide any such benefits to Employee at substantially the Benefit Cost, Employer shall have the right to pay Employee the Benefit Cost of such benefits in lieu of continuing to provide such benefits to Employee. It is provided, however, if Employee directly or indirectly engages in or acts as an employee of or consultant for any trade or occupation that is in competition with Employer, such salary and benefits shall thereupon terminate.

c)	Permanent Disability of Employee.

If Employee has been, for substantially all the normal working days during three (3) consecutive months, unable to perform Employee’s responsibilities and duties and to exercise Employee’s authorities in a satisfactory manner due to mental or physical disability, then Employee may be deemed “permanently disabled," and Employee's employment may be terminated at the election of the Board. Any determination of permanent disability made by Employer shall be final and conclusive. In the event that Employer deems Employee “permanently disabled," Employee shall be entitled to receive the unpaid balance of Employee’s annual salary, together with other accrued benefits pursuant to subparagraph 2(e) above to the date of the determination of being permanently disabled, payable as immediately prior to termination for the remaining term of this Amended and Restated Employment Agreement, less any amount received by Employee under any Employer-provided long term disability coverage and/or program; provided, that if Employer is unable to continue to provide any such benefits to Employee at substantially the Benefit Cost, Employer shall have the right to pay Employee the Benefit Cost of such benefits in lieu of continuing to provide such benefits to Employee. It is provided, however, if Employee directly or indirectly engages in or acts as an employee of or consultant for any trade or occupation that is in competition with Employer, such salary and benefits shall thereupon terminate.

d)	Death of Employee.

This Amended and Restated Employment Agreement shall terminate on the date of Employee's death, and Employer shall pay, in a lump sum, to the estate or personal representative of Employee the unpaid balance of Employee’s annual salary, together with other accrued benefits under subparagraph 2(e) above, to the date of death.

e)	Termination for Cause.

Employer's Board may terminate this Agreement for Cause (as defined below), but only after a written notice specifying the Cause has been submitted to Employee. Employee shall be granted a reasonable opportunity to respond to the notice, in writing, and in an appearance before the Board. A determination by the Board to terminate this Agreement for Cause may be made at a meeting of the Board at which a quorum is present and by a vote of at least a majority of the entire then current membership of the Board. If Employer terminates this Amended and Restated Employment Agreement for Cause under this subparagraph, Employer shall not be obligated to make any further payments or provide any further benefits under this Amended and Restated Employment Agreement other than amounts accrued at the time of such termination. “Cause” for the purposes of this Agreement consists of the following:

i)	Employee's commission of dishonest acts, fraud, misappropriation, or embezzlement affecting Employer;

ii)	Employee's commission of any felony under state or federal law; or

iii)	the failure or refusal of Employee to comply with any reasonable lawful policy, directive or instruction of the Board, consistent with subparagraph l(c) hereof.

f)
Constructive Discharge. Employee may terminate this Amended and Restated Employment Agreement in the event of Constructive Discharge (as defined below) by providing written notice to Employer within three months after the occurrence of such event, specifying the event relied upon for a Constructive Discharge. "Constructive Discharge" shall mean any (i) material change by Employer of Employee's position to an inferior position from that in effect on the date of this Agreement, (ii) assignment, reassignment, or relocation by Employer of Employee without Employee's consent to another place of employment more than 50 miles from Employee's current place of employment, (iii) liquidation, dissolution, consolidation or merger of Employer, or transfer of all or substantially all of its assets, other than a transaction or series of transactions in which the resulting or surviving transferee entity has, in the aggregate, a net worth at least equal to that of Employer immediately before such transaction and expressly assumes this Agreement and all obligations and undertakings of Employer hereunder, or (iv) reduction in Employee's base salary or target bonus opportunity. Following termination of Employee's employment in the event of a Constructive Discharge, Employee shall continue to receive Employee’s annual salary, payable as immediately prior to termination, plus all benefits to which Employee is then entitled under subparagraph 2(e) above, for the balance of this Agreement; provided, that if Employer is unable to continue to provide any such benefits to Employee at substantially the Benefit Cost, Employer shall have the right to pay Employee the Benefit Cost of such benefits in lieu of continuing to provide such benefits to Employee. It is provided, however, if Employee directly or indirectly engages in or acts as an employee of or consultant for any trade or occupation that is in competition with Employer, such salary and benefits shall thereupon terminate. Employer and Employee, upon mutual agreement, may waive any of the foregoing provisions that would otherwise constitute a Constructive Discharge. Within ten days of receiving such written notice from Employee, Employer may cure the event that constitutes a Constructive Discharge.

g)
Return of Property. Upon any termination of this Agreement, Employee shall immediately turn over to Employer all of Employer's property, both tangible and intangible. To the extent that such Employer's property shall constitute a benefit to Employee under this Agreement, Employee shall receive from Employer the value of that benefit for the remaining term of this Agreement.

h)	Additional Agreements. Upon any termination of this Agreement, regardless of the reason for termination, it is agreed:

(i)
Inducing Employees of Employer to Leave. Any attempt on the part of Employee to induce others to leave Employer's or any of its affiliates’ employ, or any efforts by Employee to interfere with Employer's or any of its affiliates’ relationships with other employees, would be harmful and damaging to Employer. Employee expressly agrees that during the term of this employment and for a period of two (2) years thereafter, Employee will not, in any way, directly or indirectly: (A) induce or attempt to induce any employee to terminate his or her employment with Employer or any affiliate of Employer; (B) interfere with or disrupt Employer's or any of its affiliates’ relationship with other employees; or (C) solicit, entice, take away or employ any person employed by Employer or any affiliate of Employer.

(ii)
Confidentiality. Employee agrees not to, without prior written consent of Employer, divulge to others, or use, for Employee’s own benefit or for the benefit of others, any intellectual property, trade secrets or confidential or proprietary information or data of or regarding Employer or any of its affiliates, including without limitation, the contents of advertising, customer lists, information regarding customers or their customers, programming methods, business plans, strategies, financial statements, copyrights, correspondence or other records of or regarding Employer or any of its affiliates, except to the extent to which such information is required by law to be disclosed to others.

(iii)
Remedy. Employee acknowledges that Employee will be conversant with Employer's affairs, operations, trade secrets, customers, customers' customers and other proprietary information data; that Employee’s compliance with the provisions of this subparagraph (h) is necessary to protect the goodwill and other proprietary rights of Employer; and that Employee’s failure to comply with the provisions of this subparagraph (h) will result in irreparable and continuing damage to Employer for which there will be no adequate remedy at law. If Employee shall fail to comply with the provisions of this subparagraph (h), Employer (and its respective successors and assigns) shall be entitled to (A) cease making any further payments or providing any further benefits to Employee and (B) injunctive relief and such other and further relief as may be proper and necessary to ensure such compliance.

(iv)
Mitigation. In no event shall Employee be obligated to seek other employment or to take other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement.

5)	Employment Security.

a)
If Employer suffers from any natural or manmade disaster, work stoppage, civil disobedience, act of war, or any other emergency condition beyond Employee's control, the term of this Amended and Restated Employment Agreement shall remain in full force and effect as if such event had not taken place.

b)
In the event of the merger, consolidation or acquisition of Employer with or by any other corporation, corporations or other business entities, the sale of Employer or a major portion of its assets, or of its business or good will or any other corporate reorganization involving Employer, this Amended and Restated Employment Agreement shall be assigned and transferred to the successor in interest as an asset of Employer and the assignee shall assume Employer’s obligations hereunder, and Employee agrees to continue to perform Employee’s duties and obligations hereunder. Failure to assign this Amended and Restated Employment Agreement prior to any of the events set forth in this subparagraph 5(b) will obligate Employer to fulfill the terms and conditions hereof prior to consummating the applicable event.

6)
Arbitration. In the case of any dispute or disagreement arising out of or connected with this Agreement, the parties hereby agree to submit such disputes or disagreements to the American Arbitration Association within ninety (90) days of such dispute or disagreement for resolution by a panel of three arbitrators designated by the American Arbitration Association. The panel of arbitrators shall be instructed to render their decision within one hundred twenty (120) days of the initial submission of the dispute or disagreement to them. Any decision or award by such arbitration panel shall be final and binding, and except in a case of gross fraud or misconduct by one or more of the arbitrators, the decision or award rendered with respect to such dispute or disagreement shall not be appealable.

7)	Miscellaneous.

a)
All notices, requests, demands, or other communications hereunder shall be in writing, and shall be deemed to be duly given when delivered or sent by registered or certified mail, postage prepaid, to Employee’s last home address as provided to and reflected on the records of Employer and to Employer when personally delivered to Employer’s Secretary or when sent by registered or certified mail, postage prepaid, to such officer.

b)	Employer hereby agrees that no request, demand or requirement shall be made to or of Employee that would violate any federal or state law or regulations.

c)
Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction affect any provision of this Amended and Restated Employment Agreement, the provision so affected shall be automatically conformed to the law or determination; otherwise, this Amended and Restated Employment Agreement shall continue in full force and effect.

d)
This Amended and Restated Employment Agreement is made and entered into in the State of Florida and its validity and interpretation, and the performance by the parties hereto of their respective duties and obligations hereunder, shall be governed by the laws of the State of Florida and of the United States of America.

e)
This Amended and Restated Employment Agreement supersedes all prior employment agreements and understandings, whether written or oral, and constitutes the entire agreement between the parties relating to the employment of Employee, there being no representations, warranties or commitments except as set forth herein.

f)	This Amended and Restated Employment Agreement may be amended only by an instrument in writing executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the day and date first set forth above.

Employee:	FPIC Insurance Group, Inc.
/s/ Charles Divita, III	/s/ John R. Byers

John R. Byers President and Chief Executive Officer

/s/ Peggy A. Parks	/s/ Amy P. Beyard
Witness	Attest